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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ----------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  May 30, 1997
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                            SUMMIT TECHNOLOGY, INC.
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               (Exact Name of Registrant as Specified in Charter)


        MASSACHUSETTS                  0-16937                   04-2897945
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(State or Other Jurisdiction         (Commission               (IRS Employer
      of Incorporation)              File Number)           Identification No.)

                                21 HICKORY DRIVE
                          WALTHAM, MASSACHUSETTS 02154
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                    (Address of Principal Executive Offices)


Registrant's telephone number, including area code (617) 890-1234
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ITEM 5.

AZEMA SETTLEMENT

     On June 18, 1997, the Company and VISX, Inc. settled all outstanding U.S. and international patent infringement disputes between them, including the infringement litigation in Delaware related to the Company's Azema patent and in Canada related to VISX's L'Esperance patents. Under the settlement, VISX and the Company have released each other and their customers from claims of past infringement and have cross-licensed each other's foreign patents in the field of laser ablation of corneal tissue. In addition, as part of the agreement, an exclusive license to the relevant U.S. Azema patents will be contributed to Pillar Point Partners. The settlement requires an exchange of payments resulting in a net payment of $4.5 million to the Company. Excluded from the settlement is the lawsuit brought by VISX Partner, Inc. against Summit Partner, Inc. in Massachusetts in connection with partnership matters.

ADDITIONAL SECURITIES ACTION

    On May 30, 1997, an alleged purchaser of call options with respect to Summit common stock commenced an action against the Company and certain of its present or former officers in the United States District Court for the District of Massachusetts. The action is presently pending as MYERS V. SUMMIT TECHNOLOGY, INC., ET AL., Civil Action No. 97-11167-JLT. Plaintiff in this action claims to have purchased twenty (20) Summit $35 calls on February 9, 1996, which he claims expired worthless on September 20, 1996. Plaintiff claims violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 arising out of public statements made by the Company or its officers. Other than allegations relating to plaintiff himself and the class he seeks to represent, the allegations of the complaint are substantially similar to those made in the first amended and consolidated class action complaint filed on January 10, 1997 in IN RE SUMMIT TECHNOLOGY SECURITIES LITIGATION, Civil Action No. 96-11589-JLT (the "Exchange Act Action"). Plaintiff has identified his case as related to the Exchange Act Action, and it has been assigned to the same Judge of the Federal Court in Boston. The Exchange Act Action has been described in previous filings of the Company, including its Form 10-K for the year ended December 31, 1996 filed with the SEC on or about March 28, 1997 and the Company's Form 10-Q for the quarterly period ended March 31, 1997 filed with the SEC on May 15, 1997.

    Plaintiff in the MYERS action seeks certification of the action as a class action, purportedly on behalf of all persons or entities (other than the defendants, members of Summit's Board of Directors, and various Summit affiliates) who purchased Summit call options or sold Summit put options during the period beginning on March 31, 1995 through and including July 3, 1996. Plaintiff seeks unspecified damages, interest, costs and expenses.

    The Company believes that the allegations in the Complaint are without merit, and it intends to defend the action vigorously. There can be no assurance that the Company will not be served with additional complaints of a similar nature in the future, that the Company will ultimately prevail in the pending or any possible additional actions, or that the actions, individually or in the aggregate, will not have a material adverse effect on the Company.

LENS EXPRESS ACTION

    Certain former shareholders of Lens Express, Inc. (the "Lens Shareholders") commenced an action against the Company and David Muller, the Company's former Chairman and Chief Executive Officer, in the United States District Court for the Southern District of Florida. The action is pending as

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GOLAN, ET AL. V. SUMMIT TECHNOLOGY, ET AL., Case No. 97-6589-Ferguson. The
Complaint alleges that material misrepresentations and nondisclosures by the Company caused the Lens Shareholders to enter into the Merger Agreement with the Company, pursuant to which the Company acquired all of the outstanding shares of common stock of Lens Express. These alleged misrepresentations and nondisclosures are substantially similar to the misrepresentations and nondisclosures alleged in the first amended and consolidated class action complaint filed on January 10, 1997 in IN RE SUMMIT TECHNOLOGY SECURITIES LITIGATION, Civil Action No. 96-11589-JLT (the "Exchange Act Action"). In addition, the Lens Shareholders allege that the Company breached the Merger Agreement and induced them to agree to close on the Agreement by failing to disclose alleged material adverse financial information about the Company, including alleged declines in the Company's revenue and earnings. The Lens Shareholders also claim that the Company improperly failed to provide them with an opinion letter which the Lens Shareholders allege was necessary to make the shares of Summit stock they received in the merger tradeable in the stock market.

     The Lens Shareholders allege causes of action under Section 12 of the Securities Act of 1933 and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. They also allege causes of action for breach of contract, negligent misrepresentation, fraudulent misrepresentation, and constructive trust. They ask that the Merger Agreement be rescinded and that Lens Express be restored to them, that a receiver be appointed to supervise the management of Lens Express during the pendency of the litigation, and that they be awarded unspecified compensatory and punitive damages, interest, costs and expenses.

     The Company believes that the allegations in the Complaint are without merit, and it intends to defend the action vigorously. There can be no assurance that the Company will ultimately prevail in the action or that the action will not have a material adverse effect on the Company.



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                                   SIGNATURE
                                   ---------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                SUMMIT TECHNOLOGY, INC.



                                                By: /s/ Robert J. Palmisano
                                                    --------------------------
                                                    Robert J. Palmisano
                                                    Chief Executive Officer


Date: June 25, 1997